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Exhibit (a)(5)(v)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

ANTHONY CHIARENZA,
Plaintiff,
v.	C.A. No. 203-N

DOVER INVESTMENTS CORPORATION, DOVER ACQUISITION CORP., ARNOLD ADDISON, JOHN GILBERT, FREDERICK M. WEISSBERG, WILL C. WOOD, and THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST U/D/T DATED NOVEMBER 25, 1992,
Defendants.

MOTION FOR SUMMARY JUDGMENT

        Plaintiff, Anthony Chiarenza, hereby moves, pursuant to Court of Chancery Rule 56, for entry of a summary judgment (i) declaring that defendants are liable to plaintiff and all other similarly situated shareholders of Dover Investment Corporation for breach of defendants' fiduciary duties as set forth in plaintiff's First Amended Complaint filed simultaneously herewith; and (ii) permanently enjoining (if not consummated) the Squeeze-Out Transaction that is the subject of plaintiffs First Amended Complaint. The grounds for this motion will be set forth more fully in briefs and affidavits to be submitted in accordance with a schedule agreed upon by the parties.

ROSENTHAL MONHAIT GROSS & GODDESS, P.A.

/s/  JOSEPH A. ROSENTHAL
Joseph A. Rosenthal (Del. Bar No. 234)
Jessica Zeldin (Del. Bar No 3558)
Rosenthal, Monhait, Gross & Goddess, P.A.
919 Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, Delaware 19899-1070
302-656-4433
Attorneys for Plaintiff

OF COUNSEL:

Eduard Korsinsky
ZIMMERMAN, LEVI & KORSINSKY, LLP
39 Broadway, Suite 1400
New York, New York 10006
(212) 363-7500

October 8, 2004

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  Exhibit (a)(5)(v)
MOTION FOR SUMMARY JUDGMENT